Summary of The Cannabist Company Holdings Inc. Transaction Bonus Plan
On July 16, 2025 (the “Effective Date”), the Compensation Committee of the Board of Directors (the “Board”) of The Cannabist Company Holdings Inc. (the “Company”) approved a Transaction Bonus Plan (the “Bonus Plan”). Under the Bonus Plan, the Company will establish a bonus pool (the “Bonus Pool”). The size of the Bonus Pool will be 1.50% of the transaction value, as defined and determined by the Compensation Committee, for divestitures or other strategic transactions, not previously approved by the Board, that are closed while the Bonus Plan is in effect. The Bonus Pool, if qualifying divestitures or strategic transactions are completed, will be funded directly from funds available for general corporate purposes and will be capped at $5,000,000. Certain key employees of the Company who are designated as participants will be eligible to be paid a bonus or bonuses based on individual allocations of the Bonus Pool, as determined by the Compensation Committee. Payments will be made to participants as follows: one-third of the individual’s Bonus Pool allocation payable as soon as practicable following each transaction close, one-third of the individual’s Bonus Pool allocation payable 60 days post-close and one-third of the individual’s Bonus Pool allocation payable 90 days post-close.
Unpaid bonuses will be forfeited upon voluntary termination or termination for cause of an eligible employee following the closing of a qualifying transaction. In the event of involuntary termination without cause following the closing of a qualifying transaction, the eligible employee will receive any unpaid bonuses, subject to the execution of a standard release agreement. In the event of involuntary termination without cause prior to the closing of a qualifying transaction, the eligible employee will be ineligible for a bonus with respect to any transaction that has not yet closed as of the termination date.
The term of the Bonus Plan commences on the Effective Date and shall continue until otherwise determined by the Compensation Committee of the Board.

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